Exhibit 10.4

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of                     , 2009, by and between PACIFICA TOWER LLC, a Delaware limited liability company (“Landlord”) and CONATUS PHARMACEUTICALS INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to EOP-Plaza at La Jolla, L.L.C., a Delaware limited liability company) and Tenant are parties to that certain lease dated April 7, 2006 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space containing approximately 5,141 rentable square feet (the “Premises”) described as Suite No. 200 on the 2nd floor of the building located at 4365 Executive Drive, San Diego, California (the “Building”).

B.	The Lease by its terms shall expire on April 30, 2010 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Remeasurement of Building and Premises. Landlord and Tenant acknowledge and agree that Landlord has remeasured the Building and that, according to such remeasurement, (i) the Rentable Square Footage of the Premises as of the Extension Date (as hereinafter defined) is 5,349 rentable square feet, and (ii) the Rentable Square Footage of the Building is 326,384 square feet. For the period prior to the Extension Date, the Rentable Square Footage of the Premises and the Rentable Square Footage of the Building shall remain as set forth in the Lease and Tenant’s Pro Rata Share shall not change. However, commencing on the Extension Date and continuing throughout the Extended Term (as hereinafter defined), the Rentable Square Footage of the Premises, the Rentable Square Footage of the Building and Tenant’s Pro Rata Share for the Premises shall be adjusted to reflect such remeasurement and Tenant’s Pro Rata Share for the Premises commencing on the Extension Date and ending on the Extended Termination Date shall be 1.639%.

II.	Extension. The Term of the Lease is hereby extended and shall expire on June 30, 2011 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

III.	Base Rent. As of the Extension Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Base Rent
5/1/10 – 4/30/11	$2.50	$13,373.00
5/1/11 – 6/30/11	$2.58	$13,800.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

IV.	Expenses and Taxes. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall be obligated to pay Tenant’s Pro Rata Share of Expenses and Taxes accruing in connection with the Premises in accordance with the terms of the Lease; provided, however, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Premises is Landlord’s fiscal year of July 1 through June 30. The Base Year for calculation of Tenant’s Pro Rata Share of Expenses and Taxes in connection with the Premises shall be July 1, 2009 through June 30, 2010. Notwithstanding the foregoing, Landlord hereby agrees that Tenant shall not be responsible for Tenant’s Pro Rata Share of Expense and Tax excess accruing during the twelve (12) month period commencing as of the Extension Date.

V.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

VI.	Improvements to Premises.

A.	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 8.02 of the Lease.

VII.	Parking. During the Extended Term, Landlord shall continue to lease to Tenant and Tenant shall continue to lease to Landlord a minimum of 4 non-reserved parking spaces, but no more than 15 non-reserved spaces and 2 reserved parking spaces in the Parking Facility; provided, however, once Tenant leases such non-reserved parking spaces Tenant shall be obligated to lease such spaces for the balance of the Extended Term. Tenant shall continue to pay the parking charges set forth in Exhibit E of the Lease for each parking space utilized during the Extended Term. Thereafter, the stall charge shall be at Landlord’s scheduled parking rates from time to time.

VIII.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

IX.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Right to Extend. Provided that Tenant is not in Default under any provision of this Lease at the time of exercise of the extension right granted herein, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in the Lease (except in connection with a Business Transfer of the Lease to an Affiliate as described in Section 10 of the Lease), Tenant may extend the Term of the Lease for one period of 12 months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than 6 months nor more than 9 months prior to the expiration date of the Term, Tenant’s written notice of its irrevocable commitment to extend (the “Commitment Notice”). Should Tenant fail timely to deliver the Commitment Notice, then this extension right shall thereupon lapse and be of no further force or effect.

The Base Rent payable under the Lease during the extension of the Term shall be at the prevailing market rental rate (including periodic adjustments) for comparable and similarly improved office space within Class A office buildings in the University Towne Centre submarket of San Diego as of the commencement of the extension period, based on a reasonable extrapolation of Landlord’s then-current leasing rates. In no event shall the monthly Base Rent payable for the extension period be less than the Base Rent payable during the month immediately preceding the commencement of such extension period.

Promptly following receipt of the Commitment Notice, Landlord shall prepare an appropriate amendment to the Lease memorializing the extension of the Term in accordance with the foregoing, and Tenant shall duly execute and return same to Landlord within 15 days. If Tenant fails timely to do so, then Landlord, at its sole discretion, may either enforce its rights under this Section or, upon written notice to Tenant, elect to cause Tenant’s right to extend to be extinguished, in which event this Lease shall terminate as of the originally scheduled date of expiration. Should Landlord elect the latter, then this Lease shall terminate upon the scheduled date of expiration and Tenant’s rights under this paragraph shall be of no further force or effect.

Any attempt to assign or transfer any right or interest created by this paragraph to other than a Business Transfer shall be void from its inception. Tenant shall have no other right to extend the Term beyond the single 12 month extension created by this paragraph. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this paragraph. Tenant’s Right to Extend is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof. Time is specifically made of the essence of this Section.

B.	Fitness Center. Subject to the provisions of this Section, so long as Tenant is not in Default under the Lease, and provided Tenant’s employees execute Landlord’s standard waiver of liability form and pay the applicable one time or monthly fee, if any, then Tenant’s employees (the “Fitness Center Users”) shall be entitled to use the fitness center (the “Fitness Center”) in the buildings located at 4365 Executive Drive, San Diego, California; 4350 La Jolla Village Drive, San Diego, California; and, 4370 La Jolla Village Drive, San Diego, California. The use of the Fitness Center shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord for the Fitness Center. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that the terms and provisions of Section 12 of the Lease shall apply to Tenant and the Fitness Center User’s use of the Fitness Center. The costs of operating, maintaining and repairing the Fitness Center may be included as part of Expenses and Taxes.

Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Fitness Center (or any other fitness facility) throughout the Term of the Lease, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Fitness Center. No expansion, contraction, elimination or modification of the Fitness Center, and no termination of Tenant’s or the Fitness Center Users’ rights to the Fitness Center shall entitle Tenant to an abatement or reduction in Base Rent, or constitute a constructive eviction, or result in an event of default by Landlord under the Lease.

C.	Shower Facility. Subject to the provisions of this Section, so long as Tenant is not in Default under the Lease, Tenant shall be entitled to use the Building’s shower facility (the “Shower Facility”). The use of the Shower Facility shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord for the Shower Facility. The costs of operating, maintaining and repairing the Shower Facility shall be included as part of Expenses and Taxes. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Shower Facility throughout the Term, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Shower Facility. In addition, in the event Landlord no longer owns the building located at 4365 Executive Drive, San Diego, California; 4350 La Jolla Village Drive, San Diego, California; and, 4370 La Jolla Village Drive, San Diego, California, the rights of Tenant and the users of the Shower Facility to use the Shower Facility may, at Landlord’s option, be terminated. No expansion, contraction, elimination or modification of the Shower Facility, and no termination of Tenant’s or the user’s of the Shower facility rights to the Shower Facility shall entitle Tenant to an abatement or reduction in Base Rent, constitute a constructive eviction, or result in an event of default by Landlord under the Lease. Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or its employees or agents arising as a result of the use of the Shower Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant with respect to the Shower Facility to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence.

D.	Building Rules and Regulations. Effective as of the date hereof, the following shall be added to Exhibit C of the Lease:

“24.	Fitness Center Rules. Tenant shall cause its employees (whether members or prospective members of the Fitness Center) to comply with the following Fitness Center rules and regulations (subject to change from time to time as Landlord may solely determine):

(a)	Membership in the Fitness Center is open to the tenants of 4320 La Jolla Village Drive, San Diego, California; 4330 La Jolla Village Drive, San Diego, California; 4340 La Jolla Village, San Diego, California; 4350 La Jolla Village Drive, San Diego, California; 4370 La Jolla Village Drive, San Diego, California; 4380 La Jolla Village Drive, San Diego, California; and 4365 Executive Drive, San Diego, California, 92121 only. No guests will be permitted to use the Fitness Center without the prior written approval of Landlord or Landlord’s representative.

(b)	Fitness Center users are not allowed to be in the Fitness Center other than the hours designated by Landlord from time to time. Landlord shall have the right to alter the hours of use of the Fitness Center, at Landlord’s sole discretion.

(c)	All Fitness Center users must execute Landlord’s Waiver of Liability prior to use of the Fitness Center and agree to all terms and conditions outlined therein.

(d)	Individual membership and guest keycards to the Fitness Center shall not be shared and shall only be used by the individual to whom such keycard was issued. Failure to abide by this rule may result in immediate termination of such Fitness Center user’s right to use the Fitness Center.

(e)	All Fitness Center users and approved guests must have a pre-authorized keycard to enter the Fitness Center. A pre-authorized keycard shall not be issued to a prospective Fitness Center user until receipt by Landlord of Landlord’s initial fee, if any, for use of the Fitness Center by such Fitness Center user(s).

(f)	Use of the Fitness Center is a privilege and not a right. Failure to follow gym rules or to act inappropriately while using the facilities shall result in termination of Tenant’s Fitness Center privileges.

25. After hours construction may occur in the Building between the hours of 6:00 p.m. and 8:00 am from time to time and Landlord and Tenant shall endeavor to perform any work disruptive to tenants in the Building after business hours.”

E.	Deleted Provision. Sections 1 (Renewal Option) of Exhibit D of the Lease shall be deleted in its entirety and of no further force and effect.

X.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment,

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

H.	Nondisclosure of Terms. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

PACIFICA TOWER LLC, a Delaware limited liability company		CONATUS PHARMACEUTICALS INC., a Delaware corporation

By:		By:

	Steven M. Case	Printed Name:	Steven J. Mento
	Executive Vice President	Title:	Pres. & CEO
Office Properties

By:		By:

	Michael T. Bennett	Printed Name:	CHARLES J. CASHION
	Senior Vice President, Operations	Title:	SVP & CFO
Office Properties